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
FORM 4                                          UNITED STATES SECURITIES AND EXCHANGE COMMISSION          OMB APPROVAL
[ ]  CHECK THIS BOX IF NO LONGER                         WASHINGTON, D.C. 20549                       OMB NUMBER:  3235-0287
     SUBJECT  TO SECTION 16.  FORM 4          STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP            EXPIRES:SEPTEMBER 30, 1998
     OR FORM 5 OBLIGATIONS MAY                                                                        ESTIMATED AVERAGE BURDEN
     CONTINUE.  SEE INSTRUCTION 1(B).                                                                 HOURS PER RESPONSE.....0.5
                                      Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility Holding Company Act of
                                      1935 or Section 30(f) of the Investment Company Act of 1940


  (PRINT OR TYPE RESPONSES)
----------------------------------------------------------------------------------------------------------------------------------


1.  Name and Address of Reporting  Person*      2. Issuer Name and Ticker or       6. Relationship of Reporting Person(s) to Issuer
                                                   Trading Symbol                     (Check all applicable)
                                                                                     ___X__ Director                ______10% Owner


                                                                                      ______ Officer                 _______ Other
                                                                                      (give title below)             (specify below)

  BA Capital Company, L.P.
  f/k/a NationsBanc Capital Corporation             Cumulus Media Inc. (CMLS)
------------------------------------------------------------------------------------------------------------------------------------
(Last)   (First)    (Middle)                    3. IRS or            4. Statement
                                                   Number of            for
                                                   Reporting            Month/Year
                                                   Person
                                                   (Voluntary)


 100 North Tryon Street, Floor 25                                       12/99
-----------------------------------------------------------------------------------------------------------------------------
        (Street)                                     5. If           7.  Individual or Joint/Group Filing  (Check Applicable
                                                        Amendment,        Line)
                                                        Date of               ___ Form filed by One Reporting Person
                                                        Original              _X_ Form filed by More than One Reporting Person
 Charlotte, North Carolina 28255                        (Month/Year)
------------------------------------------------------------------------------------------------------------------------------
(City)         (State)      (Zip)       TABLE I-- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
------------------------------------------------------------------------------------------------------------------------------
          1.                2.           3.                     4.                       5.           6.          7.
---------------------    --------    ----------   ------------------------------    -----------   ----------  ----------
                                                                                    Amount of     Owner-
                                                                                    Securities    ship
                         Trans-      Trans-          Securities Acquired (A)        Beneficially  Form:
                         action      action          or Disposed of (D)             Owned at      Direct      Nature of
                         Date        Code            (Instr. 3, 4 and 5)            End of        (D) or      Indirect
Title of                 (Month/     (Instr. 8)   ----------------------------      Month         Indirect    Beneficial
Security                  Day/       ----------     Amount    (A) or    Price       (Instr.       (I)         Ownership
(Instr. 3)                Year)      Code   V                   (D)                 3 and 4)      (Instr. 4)  (Instr. 4)
---------------------    --------    ----  ----   -----------  ------  ---------    -----------   ----------  ----------





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 Class A Common Stock    11/24/99     J           676,250        A     See note 1                      D
---------------------    --------    ----  ----   -----------  ------  ---------    -----------   ----------  ----------
 Class A Common Stock    11/24/99     S           500,000        D     $37.05                          D
---------------------    --------    ----  ----   -----------  ------  ---------    -----------   ----------  ----------
 Class A Common Stock    12/3/99      S     V      51,000        D     $37.05         125,250          D
---------------------    --------    ----  ----   -----------  ------  ---------    -----------   ----------  ----------

---------------------    --------    ----  ----   -----------  ------  ---------    -----------   ----------  ----------

---------------------    --------    ----  ----   -----------  ------  ---------    -----------   ----------  ----------
                                                                                                                 (Over)

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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly. *If the form is filed by more than one
reporting person, SEE Instruction 4(b)(v)                        SEC 1474 (7-97)


                                  (Page 1 of 5)
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FORM 4 (CONTINUED)               TABLE II -- DERIVATIVE SECURITIES
                              ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                              (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

------------------------------------------------------------------------------------------------------------------------------

     1.        2.       3.         4.         5.             6.                 7.           8.          9.         10.       11.
----------  --------  --------  --------  ----------    ------------      --------------   ------   ----------  --------- ----------
                                                                           Title and                            Ownership
                                          Number of     Date Exer-         Amount of                            Form of
                                          Derivative    cisable and        Underlying               Number of   Deriv-
                                          Securities    Expiration         Securities      Price    Derivative  ative
            Conver-             Trans-    Acquired (A)  Date (Month/       (Instr. 3       of       Securities  Security:
            sion or   Trans-    action    or Disposed    Day/Year)          and 4)         Deriv-   Benefi-     Direct
            Exercise  action    Code      of (D)        --------------    --------------   ative    cially      (D) or    Nature of
Title of    Price of  Date      (Instr.   (Instr. 3,    Date                      Amount   Secur-   Owned at    Indirect  Indirect
Derivative  Deriv-    (Month/    8)        4 and 5)     Exer-    Expir-           or Num-  ity      End of      (I)       Beneficial
Security    ative      Day/     --------  ----------    cis-     ation            ber of   (Instr.  Month       (Instr.   Ownership
(Instr. 3)  Security   Year)    Code  V   (A)   (D)     able     Date     Title   Shares    5)      (Instr. 4)   4)       (Instr. 4)
----------  --------  --------  ---- ---  ----  ----    -------  -----    -----   ------   ------   ----------  --------  ----------
Director
Stock
Options                                                                   Class A
(right to                                               See               Common
buy)        $14.00    07/01/98   A        30,000        Note 2   6/30/08  Stock   30,000            30,000         D
----------  --------  --------  ---- ---  ----  ----    -------  -----    -----   ------   ------   ----------  --------  ----------
Class B                                                                   Class A
Common                                                                    Common
Stock                 11/24/99   J              676,250                   Stock   676,250           2,694,996      D
----------  --------  --------  ---- ---  ----  ----    -------  -----    -----   ------   ------   ----------  --------  ----------

----------  --------  --------  ---- ---  ----  ----    -------  -----    -----   ------   ------   ----------  --------  ----------

----------  --------  --------  ---- ---  ----  ----    -------  -----    -----   ------   ------   ----------  --------  ----------

----------  --------  --------  ---- ---  ----  ----    -------  -----    -----   ------   ------   ----------  --------  ----------

------------------------------------------------------------------------------------------------------------------------------
Explanation of Responses:
See attached pages                                   BA CAPITAL COMPANY, L.P.
                                                     By: BA SBIC Management, LLC,
                                                     its general partner
                                                     By: BA Equity Management, L.P.,
                                                     its sole member
                                                     By: BA Equity Management GP, LLC,
                                                     its general partner

** Intentional misstatements or omissions of         By: /s/ Robert H. Sheridan, III       Date   12/9/99
facts constitute Federal Criminal Violations.        --------------------------------          ------------
    SEE 18 U.S.C. 1001 and 15 U.S.C. 78ff(a)         Name: Robert H. Sheridan, III
                                                     Title: Managing Director
Note:  File three copies of this Form, one            ** Signature of Reporting Person
       of which must be manually signed.
       If space is insufficient, SEE
       Instruction 6 for procedure.

----------------------------------------------------------------------------------------------------------------------------

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.
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                                  (Page 2 of 5)

Note 1
------

Converted 676,250 shares of Class B Common Stock into 676,250 shares of Class A Common Stock pursuant to the Company's articles of incorporation in order to participate as a selling shareholder of 500,000 shares of Class A Common Stock in an underwritten registered public offering which closed on 11/24/99. The underwriters subsequently exercised an over-allotment option which closed on December 3, 1999 in which the Reporting Persons sold an additional 51,000 shares of Class A Common Stock.

Note 2
------

Options granted to BA Capital Company, L.P. in its capacity as the designor of a member of the Issuer's board of directors. Such options were granted effective as of July 1, 1998 and vest in five equal annual installments on each of July 1, 1999, 2000, 2001, 2002 and 2003.




                                  (Page 3 of 5)
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                            JOINT FILER INFORMATION
                            -----------------------


Name:               BA SBIC Management, LLC
                    c/o BA Capital Company, L.P.
                    100 North Tryon Street, Floor 25
                    Charlotte, NC 28255
Designated Filer:   BA Capital Company, L.P.
Issuer:             Cumulus Media Inc.

Signature:          BA SBIC MANAGEMENT, LLC
                    By: BA Equity Management, L.P.,
                        its sole member
                        By: BA Equity Management GP, LLC,
                            its general partner

                            By: /s/ Walter W. Walker, Jr.
                                ----------------------------
                            Name: Walter W. Walker, Jr.
                            Title: Managing Member

Name:               BA Equity Management, L.P.
                    c/o BA Capital Company, L.P.
                    100 North Tryon Street, Floor 25
                    Charlotte, NC 28255
Designated Filer:   BA Capital Company, L.P.
Issuer:             Cumulus Media Inc.

Signature:          BA EQUITY MANAGEMENT, L.P.
                    By: BA Equity Management GP, LLC,
                        its general partner

                    By: /s/ Walter W. Walker, Jr.
                        ----------------------------
                    Name: Walter W. Walker, Jr.
                    Title: Managing Member

Name:               BA Equity Management GP, LLC
                    c/o BA Capital Company, L.P.
                    100 North Tryon Street, Floor 25
                    Charlotte, NC 28255
Designated Filer:   BA Capital Company, L.P.
Issuer:             Cumulus Media Inc.

Signature:          BA EQUITY MANAGEMENT GP, LLC

                    By: /s/ Walter W. Walker, Jr.
                        ----------------------------
                    Name: Walter W. Walker, Jr.
                    Title: Managing Member

                                  (Page 4 of 5)

Name:               Walter W. Walker, Jr.
                    c/o BA Capital Company, L.P.
                    100 North Tryon Street, Floor 25
                    Charlotte, NC 28255
Designated Filer:   BA Capital Company, L.P.
Issuer:             Cumulus Media Inc.

Signature:          /s/ Walter W. Walker, Jr.
                    ----------------------------
                    Walter W. Walker, Jr.

Name:               Bank of America Corporation
                    c/o BA Capital Company, L.P.
                    100 North Tryon Street, Floor 25
                    Charlotte, NC 28255
Designated Filer:   BA Capital Company, L.P.
Issuer:             Cumulus Media Inc.

Signature:          BANK OF AMERICA CORPORATION

                    By: /s/ John E. Mack
                        ----------------------------
                    Name: John E. Mack
                    Title: Senior Vice President